Exhibit 3.64

CERTIFICATE OF FORMATION
OF
HTS-SAN ANTONIO, L.L.C.

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereof; and known, identified, and referred to as the “Delaware Limited Liability Act”), hereby certifies that:

1.              The name of the limited liability company (hereinafter called the (“Company’’) is:

HTS-SAN ANTONIO, L.L.C.

2.              The address of the registered office and the name and the address of the registered agent of the Company required to be maintained by Section 18-104 of the Delaware Limited Liability Act are Corporation Service Company, located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, State of Delaware 19808.

IN WITNESS WHEREOF, the undersigned, an authorized person of the Company, has caused this Certificate of Formation to be duly executed as of the 6th day of May, 2002.

HTS-SAN ANTONIO, L.L.C.

By:	HG, Inc., its sole member

	By:	/s/ Harold S. Handelsman
Harold S. Handelsman,
VP, Secretary & Treasurer